Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TriCo Bancshares (the “Company”) of our report dated March 2, 2026, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company (which report expresses an unqualified opinion on the consolidated financial statements and the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

San Francisco, California
March 26, 2026